Exhibit 4.3
AMENDMENT NO. 1 TO WARRANT AGREEMENT
THIS AMENDMENT NO. 1 TO WARRANT AGREEMENT (this “Amendment”), is made and entered into as of November 10, 2021, and retroactively effective as of July 8, 2021 (the “Effective Date”), by and among Perella Weinberg Partners (as successor-in-interest to FinTech Acquisition Corp. IV), a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, as warrant agent (“Continental”), and American Stock Transfer & Trust Company, LLC (“AST”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Warrant Agreement (as defined below).
WHEREAS, the Company and Continental previously entered into that certain Warrant Agreement, dated as of September 24, 2020 (the “Warrant Agreement”);
WHEREAS, pursuant to Section 8.2.1 of the Warrant Agreement, Continental resigned its duties as the Warrant Agent on July 8, 2021, and AST agreed to serve as successor Warrant Agent from and after such date; and
WHEREAS, pursuant to Section 9.8 of the Warrant Agreement, the parties may amend the Warrant Agreement without the consent of the Holders with respect to matters that the parties deem shall not adversely affect the interest of the Holders.
NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
1    Amendment of the Warrant Agreement.  The parties hereby amend, retroactively effective as of the Effective Date, the Warrant Agreement as provided in this Section 1:
1.1    Name Change of the Company. References to “FinTech Acquisition Corp. IV” in the Warrant Agreement shall be replaced with “Perella Weinberg Partners”.
1.2    Change in Warrant Agent. References to “Continental Stock Transfer & Trust Company” in the Warrant Agreement shall be replaced with “American Stock Transfer & Trust Company, LLC” and it shall be understood that “Warrant Agent” shall refer to AST.
1.3    Change of Address of Warrant Agent. Section 9.2 of the Warrant Agreement is hereby amended to direct that all notices, instructions and communications under the Warrant Agreement to the Warrant Agent shall be delivered to:
American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
Email: Reorg_warrants@astfinancial.com

2    Miscellaneous Provisions.
2.1    Successors. All the covenants and provisions of this Amendment by or for the benefit of the parties hereto shall bind and inure to the benefit of their respective successors and assigns.
2.2    Applicable Law. The validity, interpretation, and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Each of the parties hereto hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereto hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
2.3    Counterparts. This Amendment may be executed in any number of original or electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.
2.4    Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.
2.5    Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
2.6    Effect on Warrant Agreement. Other than as specifically set forth herein, all other terms and provisions of the Warrant Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect.
2.7    Entire Agreement. The Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

PERELLA WEINBERG PARTNERS

By:	/s/ Gary Barancik
Name: Gary Barancik
Title: Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Erika Yong
Name: Erika Yong
Title: Vice President

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael A. Nespoli
Name: Michael A. Nespoli
Title: Executive Director, Relationship Management